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                                                                EXHIBIT 2.(a)(b)
                                                          Opinion and Consent of
                                                               Donald R. Stading




April 4, 2000




Ameritas Variable Life Insurance Company
5900 "O" Street
Lincoln, Nebraska 68510

Gentlemen:

With reference to the Pre-Effective Amendment to Registration No. 333-95163 on Form S-6 filed by Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company Separate Account V with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

   1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable life policies.

   2. Ameritas Variable Life Insurance Company Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

   3. The flexible premium variable life policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,


/s/ Donald R. Stading
-----------------------------
Donald R. Stading
Secretary and General Counsel